EXHIBIT 99.1

WALLA WALLA, Wash., Sept. 26, 2005 (PRIMEZONE) -- Cadence Resources Corporation (OTC BB:CDNR.OB - News) ("Cadence") announced today that its registration statement filed with the Securities and Exchange Commission on Form S-4 was declared effective on Thursday, September 22, 2005. Pursuant to this Form S-4 registration statement, Cadence has registered the shares of its common stock issuable to the holders of securities of Aurora Energy, Ltd. ("Aurora") in connection with the proposed acquisition of Aurora.

On February 1, 2005, Cadence and Aurora announced the signing of a merger agreement providing for the acquisition by Cadence of all of the outstanding shares and options of Aurora. Aurora is engaged in the exploration, development and production of natural gas and oil reserves in North America. Aurora's goal is to produce gas from lower risk unconventional gas reservoirs such as black shales, coal seams and tight sands, with a particular focus on the black shales of Michigan and Indiana. Cadence is engaged in acquiring, exploring, developing, and producing oil and gas properties. Cadence has operations in Wilbarger County, Texas, DeSoto Parish, Louisiana, Eddy County, New Mexico and Alpena County, Michigan. Cadence also has leased interests in western Kansas and southern Texas.

Aurora plans to hold a special meeting of its shareholders on October 7, 2005 at which meeting the shareholders will be asked to approve the merger between Aurora and a wholly owned subsidiary of Cadence. Subject to Aurora shareholder approval and completion of all other closing conditions, Cadence and Aurora expect that the closing of the transaction will be consummated by the end of October 2005.

This statement includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors. More detailed information about these factors may be found in filings by Cadence with the Securities and Exchange Commission, including the above-referenced Form S-4 registration statement. Cadence has no obligation to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACTS:

           Cadence Resources
           John Ryan
           (843) 842-7247

           Aurora Energy
           William Deneau
           (231) 941-0073


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